UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 19, 2006

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Plan Amendment. On January 19, 2006, the Board of Directors of the Company approved an amendment to the Company's Amended and Restated 1998 Stock Plan (the "Plan"). The Plan previously provided for (i) an automatic grant of a non-qualified stock option to purchase 40,000 shares of Company common stock to each newly-appointed non-employee member of its Board of Directors upon their appointment (the "First Grant"), and (ii) an automatic grant of a non-qualified stock option to purchase 10,000 shares of Company common stock to each non-employee member of its Board of Directors annually thereafter, following each Annual Meeting of the Company's stockholders (the "Second Grant"). The exercise price for each such option was the fair market value of a share of common stock on the grant date of the option, and 25% of the shares subject to each such option vested and became exercisable for each year of continuous service by the director after the grant date, subject to acceleration in the event that the recipient's status as a director was terminated following a change of control other than by his or her voluntary resignation.

The amendment to the Plan, among other things, changes future First Grants to a grant of a right to purchase 10,000 shares of restricted common stock and future Second Grants to a grant of a right to purchase 3,000 shares of restricted common stock. All such grants of restricted stock shall be at a purchase price of $0.001 per share, payable by services rendered over the period in which such shares remain restricted. Each First Grant and Second Grant shall be subject to a forfeiture obligation in favor of the Company in the event that the recipient ceases to be a service provider to the Company. The forfeiture obligation will lapse as to one third of the shares subject to each such grant on each anniversary of its grant date, so long as service continues through each such anniversary date, subject to the potential acceleration provision described above. A copy of the Plan as amended is attached hereto as Exhibit 99.1 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the Plan as amended is not intended to be complete, and is qualified in its entirety by the complete text of the Plan as amended.

2006 Non-employee Director Compensation. Also on January 19, 2006, the Board of Directors of the Company approved the following compensation arrangements for service by non-employee directors of the Company in 2006:

  A $25,000 annual retainer for each non-employee director;
  An annual cash stipend of $5,000 for each member of the Audit Committee, and $2,500 for each member of the Compensation and/or Nominating Committees, in each case excluding the chairmen of such committees; and
  An annual cash stipend of $12,500 for the chairman of the Audit Committee, $5,000 for the chairman of the Compensation Committee and $2,500 for the Chairman of the Nominating Committee.

Item 5.02                                             Departure of Director or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)(2)                                 Resignation of Director.

On January 19, 2006, director Peter Chung resigned from the Company's Board of Directors, effective as of April 1, 2006, to devote more time to his duties at Summit Partners. Mr. Chung's resignation was not due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices. A copy of Mr. Chung's letter of resignation is attached hereto as Exhibit 99.2.

(d)                                  Appointment of Director.

Also on January 19, 2006, Christopher Crespi was appointed to the Company's Board of Directors as an independent, non-employee director. Mr. Crespi will replace Mr. Chung as a member of the Audit Committee and as Chairman of the Nominating Committee once Mr. Chung's resignation becomes effective. Since May 2004, Mr. Crespi has served as the co-founder and President of Pacific Realm, LLC, a small investment fund which invests in private growth companies and equity funds. From November 1999 until his retirement in January 2004, Mr. Crespi served as a Managing Director with Banc of America Securities, LLC, where he led the firm's Telecommunications Research team. Prior to joining Banc of America Securities, Mr. Crespi spent five years working as a telecommunications research analyst, first for Montgomery Securities and then for Deutsche Bank. Before receiving his graduate degree in business, Mr. Crespi worked for seven years as an Engineer designing and marketing microwave and optical components for Avantek, Inc. a telecommunications engineering company, and then for Hewlett-Packard Company (HP) following Avantek's acquisition by HP. He also serves as a director for one or more privately held companies. Mr. Crespi received his BSEE from the University of California at Davis and his MM (MBA) from the Kellogg Graduate School of Management at Northwestern University. There are no arrangements or understandings between Mr. Crespi and other persons pursuant to which Mr. Crespi was appointed as a director of the Company, and Mr. Crespi is not a party to any transaction involving the Company or any of its subsidiaries required to be disclosed pursuant to Section 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit

Number Description of Document
    Amended and Restated 1998 Stock Plan, as amended January 19, 2006.
    Resignation Letter of Peter Chung

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Clay B. Simpson

Clay B. Simpson

Vice President, General Counsel and Secretary

  Date:  January 20, 2006